Exhibit 11.1

The Compliance Code of Conduct

Nidec Group requires the highest standards of professional and ethical conduct from its employees, officers, corporate auditors and directors. Our reputation for honesty and integrity among our customers, shareholders and other stakeholders is key to the success of our business. No employee, officer, corporate auditor or director will be permitted to achieve results through violations of laws or regulations or through unscrupulous dealings.

This document, “The Compliance Code of Conduct,” stipulates specific guidance for Nidec Group employees, officers, corporate auditors and directors to comply with not only domestic/foreign laws, rules and regulations but also social rules, ethics, etc. in the company’s daily business activities.

This Code of Conduct will apply to Nidec Corporation, its consolidated companies, and all of their directors, corporate auditors, officers and other employees after undergoing these companies’ required procedures. The Company recognizes that special circumstance for individual group companies may exist due to the laws, customs, etc. of the countries and regions where they operate and the business type, product kind, etc. relating to them. Although the Code of Conduct may be adopted to reflect such special circumstances, any such amendment must not contradict the original purpose of the Code of Conduct, and honesty and integrity must always characterize Nidec Group’s business activities.

I. The basic philosophy (the Seven Compliance Principles)

We hereby establish the following “Seven Compliance Principles” as the Compliance Code of Ethics of Nidec Group, and, as laws, rules and the society’s requirements to companies change with the times, we will always keep in mind the spirit of the Code, promote sound business activities, and stay on the “royal road of business management” as a global manufacturer that contributes to establishing a sustainable society.

We will:

1.	Comply with laws and business ethics.

2.	Avoid conflicts of interest with the company.

3.	Make sure to disclose accurate information.

4.	Maintain the confidentiality of information.

5.	Protect and properly use the company’s assets.

6.	Conduct our business fairly.

7.	Report any violation of the rules to the Compliance Office.

II. The Compliance Code of Conduct

1. Compliance with laws and business ethics

We will comply with laws and business ethics.

Exhibit 11.1

(Staying on the “royal road of business management”)

-	We must recognize ourselves as members of the international society, comply with domestic/international laws, rules and regulations, fulfill the company’s social responsibilities based on high business ethics, and stay on the “royal road of business management” based on the principle that we must be responsible for our own actions.

-	All employees, officers, corporate auditors and directors must avoid even the appearance of impropriety or unethical behavior.

(Comprehending and compliance with laws, internal regulations, etc.)

-	We must ensure that each employee, officer, corporate auditor or director fully understands the laws, rules, internal regulations, etc. related to his/her own work, and that it always follows these laws, rules, internal regulations, etc.

-	It is essential to comply with not only the letter of applicable laws, rules and regulations, but also the spirit of such laws, rules and regulations.

(Securing product safety)

-	To secure the safety of our global products, we must comply with relevant laws, rules, etc. on the safety, quality, and reliability of individual countries and regions, and properly manage our products’ safety.

(Respecting basic human rights and banning discriminatory treatments)

-	In all of our business activities, we must respect basic human rights, and not engage in either any discriminatory treatment or derogatory treatment on human rights.

(Keeping transparent political and governmental relations)

-	We must maintain healthy and transparent political and governmental relations.

(Ban on forming relations with anti-social forces)

-	As an organization, we must firmly resist against improper requests from anti-social forces and organizations, and not engage in any dealings with them.

(Ban on Insider trading)

-	Insider trading is unethical and illegal. Employees, officers, corporate auditors and directors are not allowed to trade in the Company’s securities while in possession of material non-public information regarding the Company. It is also illegal to “tip” or pass on inside information to any other person who might make an investment decision based on that information or pass the information on further.

(Securing self-correcting functions)

-	If we identify any violation of laws, rules, internal regulations, etc. by ourselves or other directors, auditors, officers and employees, we will report thereon based on internal regulations to correct such violation immediately, and strictly handle such violation.

(Strict adherence)

-	Employees, officers, corporate auditors or directors who fail to comply with this Code and applicable laws, rules and regulations may be subject to disciplinary measures, up to and including discharge from the Company.

Exhibit 11.1

2. Prevention of conflicts of interest

We will avoid conflicts of interest with the company.

(Avoiding acts of conflict of interest)

-	Each employee, officer, corporate auditor or director must not engage in any act that interferes or conflicts, or has the potential to interfere or conflict, with the interests of the Company. If any activity seems to interfere or conflict with the interests of the company, employees, officers, corporate auditors or directors must report such a case to the appropriate senior officer and the proper department in charge, and must not act unless specifically confirmed that such a case will not conflict with the interests of the Company. A conflict situation can arise when an employee, officer, corporate auditor or director takes actions or has personal or family interests that may make it difficult to perform his or her work (or discharge his or her duties and obligations) effectively. Conflicts of interest also arise when an employee, officer, corporate auditor or director, or a member of his or her family, or any of his or her affiliates receives improper personal benefits, including loans or loan guarantees.

-	Each employee, officer, corporate auditor or director must not engage in any act that would damage the company’s reputation or trust.

-	Among acts that employees, officers, corporate auditors or directors must engage in relations to their work for the Company, they will not engage in any act that would require them to act beyond their permitted scope.

(Securing the transparency on relations with stakeholders)

-	When contacting our stakeholders, we will not act in any way that would cause people’s suspicion or misunderstanding, and act with moderation.

(Ban on the personal use of information)

-	Each employee, officer, corporate auditor or director must not use the company’s confidential information for any personal profit, or disclose or leak such information more than he/she is authorized to in conducting his/her work.

-	Each employee, officer, corporate auditor or director must not use any non-public information in his/her securities transactions, which could be a violation of applicable insider-trading laws and regulations.

(Maintaining a clear line between the personal and professional lives)

-	Each employee, officer, corporate auditor or director must not use the company’s assets or budget for any personal purpose.

3. Accurate recording and information disclosure

We will make sure to disclose accurate information.

(Active disclosure of the company’s information)

-	To secure the transparency of our company’s business, etc., we must actively and properly disclose the company’s information timely and as fully as necessary to be understandable.

Exhibit 11.1

-	As a publicly listed company, we must provide full, fair, accurate, timely and understandable disclosure in the reports and other documents that the Company files with, or submits to, the Japanese Financial Services Agency (the “FSA”), the U.S. Securities and Exchange Commission (the “SEC”) and in its other public communications in order to meet the expectations of the Company’s shareholders and other stakeholders. Persons responsible for the preparation of such documents and reports and other public communications are to exercise the highest standard of care in their preparation.

(Accurate recording and document filing)

-	Each employee, officer, corporate auditor or director must properly record all work-related information according to laws, rules, internal regulations, etc., ensure that no misleading or false statement or error will be on internal documents, and comply with the rule of keeping such documents for a specific period of time in accordance with all applicable laws, rules and regulations.

(Proper accounting and account reporting)

-	Each employee, officer, corporate auditor or director must always secure the accuracy of our company’s accounting reports based on the proper accounting that complies with relevant laws and standards, submit such reports timely and properly, and not describe any false information or write the reports in any misleading way.

-	No information should be concealed from the internal auditors or the independent auditors.

(Proper execution of the tax obligations)

-	We will properly fulfill our obligation to pay taxes based on applicable laws.

(Prevention of misrepresentation, and accidents and conflicts)

-	We will not present or advertize any information in any misleading way to our customers, and do our very best to prevent accidents and troubles by preparing easy-to-understand specifications, user’s manuals, etc.

(Prompt damage containment actions)

-	If defect is found or suspected in any of our company’s products, each employee, officer, corporate auditor or director must report it to an appropriate senior officer, and we must consider the product user’s interest as the first priority and take damage-containing actions immediately such as quickly communicating the defect to the product’s users.

4. Strict maintenance of confidentiality

We will maintain the confidentiality of information.

(Strict maintenance of confidentiality)

-	Each employee, officer, corporate auditor or director must strictly manage personal information and other confidential information of the company both during and after employment based on internal regulations, etc., and not use such information either unfairly or improperly.

Exhibit 11.1

-	When, out of necessity based on the Company’s business transactions, disclosing any of the company’s confidential information to a third party, we will always conclude an appropriate non-disclosure arrangement.

-	When using personal computers and other electronic information devices and networks, each employee, officer, corporate auditor or director must follow social and internal rules, not cause any trouble in maintaining confidentiality, and he/she will prevent the improper use of and unauthorized access to such devices and networks, and nuisance to any third party.

(Ban on the improper acquisition and violation of third parties’ confidential information)

-	Each employee, officer, corporate auditor or director must use any information on the customers, suppliers, other business partners, etc. that the Company has obtained through the Company’s work only for proper purposes, and each employee, officer, corporate auditor or director must not obtain such information through any improper way.

-	In engaging in our work, we will never improperly use any confidential information obtained based on the employment relationship with other employers.

5. Protection and appropriate use of company property

We will protect and properly use the company’s assets.

(Appropriate use of intellectual property rights and non-violation of the intellectual property rights of others)

-	The creation of intellectual property rights like patent rights, copyrights and similar, is actively sought, and such rights are used in an appropriate way. Violation of the intellectual property rights of others is not tolerated.

-	If intellectual property is created during the course of professional duty, employees shall cooperate with the patent application of the company, conduct appropriate patent maintenance and ensure its integrity.

(Appropriate management of company property)

-	Information assets are managed appropriately in order to prevent leakage or other misuse of information.

-	Each employee, officer, corporate auditor and director must promote the responsible use of the Company’s assets and resources by the Company and ensure that they are used efficiently and for legitimate business purposes. The conduct of wrongful activities causing loss or damages to tangible and intangible company assets is not tolerated. Company assets may never be used for illegal purposes. Any suspected incidents of fraud or theft should be immediately reported for investigation.

(Maintaining a good workplace environment)

-	Based on the understanding that the most important management resource of a company is its employment force, the company endeavors to create a workplace environment, in which employees can engage safely and soundly in rewarding and satisfying work.

Exhibit 11.1

(Thorough risk management)

-	Taking into account business environment and such business affairs as finances, legal affairs, management of human resources and labor, R&D, production as well as sales and marketing, the risks inherent in each task are recognized, duties are fulfilled in compliance with company rules and regulations, and directors, auditors, officers and other employees do their best to proactively prevent the occurrence of risk realization.

(Prevention of recurrence of problems)

-	The cause of accidents and other problems is investigated and according records are kept; a system, in which this information is quickly put to use in order to prevent recurrence and contain damages, is established.

6. Prevention of unfair competition

We will conduct our business fairly.

(Maintenance of fair and free competition)

-	Free as well as fair competition is maintained, and unfair competition is not conducted in our business deals and transactions.

(Observation of the Act against Delay in Payment of Subcontract Proceeds, Etc. to Subcontractors)

-	Not condoning illegal acts, The Act against Delay in Payment of Subcontract Proceeds, Etc. to Subcontractors is observed, and fair service transactions are conducted.

(Ensuring transparency in transactions with customers and vendors)

-	When selecting vendors, a fair and transparent evaluation, based on the strict observance of the applicable law, with such selection standards as safety, quality, environmental aspects, price and delivery time, is conducted. There is no differentiation between domestic and non-Japanese service providers, and the attitude is that of a company open to the whole world.

-	Favors towards customers like kickbacks, personal commissions and similar are not permitted.

(Prohibition of bribery and similar acts)

-	Regardless of inside or outside of Japan, illegally promising or providing money or goods, gifts or other economic benefits to civil servants or persons in functions, that correspond to the position of a civil servant, is not tolerated. Such act may be a criminal offense and will not be tolerated by the Company.

(Prohibition of illegal acquisition of information and attentiveness towards wrongdoing of customers and vendors)

-	Information about other companies must be obtained with fair methods and handled carefully. Due care with regards to wrongdoing of customers or partner companies is exercised.

(Prohibition of acts causing obstruction of business)

-	Acts aimed at other companies that cause obstruction of business, as well as misleading representation of products and similar acts are prohibited.

Exhibit 11.1

7. System for compliance implementation

We will report any violation of the rules to the Compliance Office.

(Utilization of system for internal reporting)

-	When it is discovered, that one’s own actions or the actions of another director, auditor, officer or other employee are in violation of legal stipulation or company regulation, a prompt report to the Compliance Office or the internal violation report window, setup outside of the company, is encouraged by the Company and required by the Code.

-	Any director, auditor, officer or employee who is reporting any possible violation of this Code may choose to remain anonymous in reporting such possible violation. The Company prohibits retaliatory action against anyone who, in good faith, reports a possible violation.

-	Every director, auditor, officer and other employee is aware of the fact that violations of the “Compliance Code of Conduct” might be subject to disciplinary action or other punishment based on related legal and employment regulations.

(Systematic response to anti-social forces)

-	An approach by anti-social forces or groups has to be promptly reported to a superior. Illegitimate claims and requests for transaction shall be met with a firm response as an organization.

(Maintenance and operation of internal control system)

-	In order to advance the compliance system, (1) the principal executive officer shall maintain and operate an internal control system based on the basic framework for internal control as established by the board of directors, and assume the responsibility for its evaluation; (2) management level employees shall be responsible for maintaining and operating an internal control system with regards to the sections and duty assignments under their control.

-	This Code cannot, and is not intended to, address all of the situations you may encounter. The Company will adopt a more detailed compliance manual and policy. In addition, the Company encourages each director, auditor, officer and employee to apply good judgment and contact an appropriate supervisor, manager or a member of human resources or compliance offices for guidance when he/she is confronted by circumstances not covered by the Code or any Company policy or procedure.

-	To further promote such communications, the Company shall promote the Compliance Committee, the Compliance Office as well as the Compliance Officer who shall be responsible for compliance in each department and at each business unit shall perform a central role at their respective stage in the system.

(Awareness-raising for directors, auditors, officers and other employees)

-	Parallel to informing and teaching about the “Compliance Code of Conduct” through educational and training activities, etc., directors, auditors, officers and other employees should also contemplate this issue on their own and carry out the practical and proper compliance duty.

(Effective monitoring and evaluation)

-	The Company strives to improve the Code. The Internal Audit Department conducts monitoring and evaluation of the compliance implementation through operational audits, and, in case of recognizing significant concerns and problems, recommends ways for improvement or requests the implementation of improvement measures.

Exhibit 11.1

(Responsible conduct in a crisis)

-	In the case of socially-prohibited behavior, for example illegal activities and similar, occurring inside the company, or the suspicion of such behavior, responsible conduct, such as informing the competent authorities without concealment and cooperating fully with the investigation, is essential.

(Waivers of the Code)

-	Any waiver of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions), other executive officers or directors will be made only by the Board of Directors and will be disclosed as required by law or stock exchange regulation.

(Amendments of the Code)

-	Any amendment of this Code will be made only by the Board of Directors and will be disclosed as required by law or stock exchange regulation.